News Release

CONTACT:
Cameron Golden
Vice President of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com

website address: www.cousinsproperties.com

COUSINS PROPERTIES EXPANDS IN TEXAS AND AFFIRMS
COMMITMENT TO ATLANTA

ATLANTA — (February 7, 2013) — Cousins Properties Incorporated (NYSE: CUZ) has completed the following series of off-market transactions:

•	Purchased the remaining 80% interest in Terminus 200 from a fund managed by Morgan Stanley Real Estate Investing.

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Subsequently formed a 50%/50% joint venture with institutional investors advised by J.P. Morgan Asset Management for both Terminus 100 and Terminus 200, neighboring Class-AA office towers in Atlanta’s Buckhead submarket.

•	Purchased a 100% interest in Post Oak Central, a Class-A office complex in the Galleria submarket of Houston, from institutional investors advised by J.P. Morgan Asset Management.

The off-market transactions provide Cousins with an attractive entry in Houston’s Galleria submarket and the retention of a substantial ownership interest in the Terminus office towers in Atlanta. Cousins’ net investment is expected to be approximately $206 million, after a new non-recourse mortgage for Terminus 200 is secured. The Company funded the transactions using proceeds from recent non-core asset sales.

Larry Gellerstedt, President and Chief Executive Officer of Cousins, noted, “The Post Oak Central transaction is an outstanding fit with our ongoing strategy of acquiring quality urban office towers in the best Sun Belt submarkets at valuations below replacement cost. This investment also provides a rare combination of a significant future development opportunity and an attractive in-place yield.”

Gellerstedt added, “It’s very exciting to affirm our confidence in the steadily improving Buckhead submarket with the Terminus 100 and 200 transactions. Furthermore, our joint venture with J.P. Morgan Asset Management ensures that both towers will continue to reap the benefits of top-notch sponsorship.”

Key highlights of the Post Oak Central transaction:

•	Three Class-A towers comprising 1.3 million square feet.

•	Purchase price of $232.6 million, or $182 per square foot.

•	A two-acre development parcel with frontage on Post Oak Central Boulevard was included in the purchase.

Key highlights of the Terminus transactions:

•	Two Class-AA towers comprising 1.2 million square feet.

•	Terminus 100 was attributed a value of $209.2 million, or $320 per square foot.

•	Terminus 200 was attributed a value of $164.0 million, or $290 per square foot.

A detailed overview of the transactions can be found on Cousins’ website: www.cousinsproperties.com.

Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office and retail projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.

Certain matters discussed in this press release, such as the value creation potential and planned repositioning of the property and securing a non-recourse mortgage loan (including loan amount), are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review  the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.